EXHIBIT 99.1

For Immediate Release

For more information:

Rex S. Schuette

Chief Financial Officer

(706) 781-2266

Rex_Schuette@ucbi.com

UNITED COMMUNITY BANKS, INC. REPORTS
WARRANT PURCHASE AND SETTLEMENT OF POTENTIAL CLAIMS

BLAIRSVILLE, GA - March 5, 2014 - United Community Banks, Inc. (NASDAQ: UCBI) and its subsidiary United Community Bank (together “United”) today reported a settlement agreement with the Chapter 11 Trustee for Fletcher International, Ltd. (“Fletcher”) pursuant to which United will purchase the outstanding warrant to purchase United’s common stock previously issued to Fletcher and settle any and all claims that could be asserted by Fletcher. The settlement agreement is subject to bankruptcy court approval.

As a result of the Trustee’s efforts to liquidate the Fletcher bankruptcy estate’s assets, United and Fletcher entered into the settlement agreement pursuant to which United has agreed to deliver 640,000 shares of its common stock and cash that, together with the common stock, will have a combined fair value of $12 million for the purchase of the Fletcher warrant and release of all claims by Fletcher. The value of United’s common stock to be issued approximates the current fair value of the Fletcher warrant and therefore the transaction will be accounted for as an exchange of equity instruments with no impact on United’s current earnings. United expects to fund the settlement 15 days following the court’s approval, and the final cash payment due to Fletcher will be an amount equal to the difference between the value of United’s common stock on such date and $12 million, which was previously reserved for at the time of the 2013 settlement with FILB Co-Investments LLC for potential claims that Fletcher might make against United, which are the subject of this settlement. Therefore, no current earnings impact is expected as a result of the settlement.

“With this settlement, we have resolved all claims from the transactions between United and Fletcher for a small amount in excess of the current fair value of the Fletcher warrant,” stated Jimmy Tallent, president and chief executive officer of United. “By purchasing the Fletcher warrant now, which has significant value due to the five years remaining before expiration, we minimize future dilution to shareholders that could result if the warrant remained outstanding. The additional cash to be transferred has been reserved for by United, and the impact of issuing additional shares will be minimal to United’s future earnings and tangible book value per share.”

About United Community Banks, Inc.

United Community Banks, Inc. is the third-largest Georgia-based bank holding company. Based in Blairsville, the company has assets of $7.4 billion and operates 102 banking offices throughout north Georgia, the Atlanta region, coastal Georgia, western North Carolina, east Tennessee and western South Carolina. United specializes in personalized community banking services for individuals and small- to mid-size businesses, and also offers the convenience of 24-hour access through a network of ATMs, telephone and on-line banking. United’s common stock is listed on the Nasdaq Global Select Market under the symbol UCBI. Additional information may be found at United’s website at www.ucbi.com.

Safe Harbor

This news release contains forward-looking statements, as defined by federal securities laws, including statements about United’s financial outlook and business environment. These statements are based on current expectations and are provided to assist in the understanding of future financial performance. Such performance involves risks and uncertainties that may cause actual results to differ materially from those expressed or implied in any such statements. For a discussion of some of the risks and other factors that may cause such forward-looking statements to differ materially from actual results, please refer to United’s filings with the Securities and Exchange Commission including its 2013 Annual Report on Form 10-K under the sections entitled “Forward-Looking Statements” and “Risk Factors.” Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update or revise forward-looking statements.